[LETTERHEAD OF RHOMBIC CORPORATION]


October 7, 2001

Roger Duffield
2226 E. Lake Ave. # 156
Seattle, Washington 98102

Via Fax and e-mail

     Re: Resignation acceptance

Dear Roger,

The Board of Directors of Rhombic Corporation hereby accepts your letter, dated October 7, 2001, resigning as Chief Executive Officer, President and Director of Rhombic. As you indicated, your resignation is effective immediately.

Sincerely,


/s/ Albert Golusin          /s/ Stan Porayko            /s/ Robert G. Krushnisky
-----------------------     -----------------------     -----------------------
Albert Golusin              Stan Porayko                Robert G. Krushnisky